================================================================================



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             ---------------------


                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                             ---------------------


                              December 31, 1997
                                (Date of Report)


                               TYLER CORPORATION
             (Exact name of registrant as specified in its charter)


     Delaware                       1-10485                       75-2303920
 (State or other                  (Commission                  (I.R.S. Employer
 jurisdiction of                  File Number)                  Identification
incorporation or                                                       No.)
  organization)


                            2121 San Jacinto Street
                        Suite 3200, Dallas, Texas 75201
                    (Address of principal executive offices)

                                 (214)754-7800
                        (Registrant's telephone number,
                              including area code)



================================================================================

ITEM 5.  OTHER EVENTS

     Effective October 15, 1997, Tyler Corporation (the "Company") sold all of the capital stock of its subsidiary, Institutional Financing Services, Inc. ("IFS"), to I.F.S. Acquisition Corporation for approximately $8.3 million which resulted in a loss on disposal of approximately $2.5 million. This estimated loss on disposal includes estimates regarding the value of certain assets that are subject to change. Management does not expect these estimates to have a significant impact on the estimated loss on disposal. Proceeds consisted of approximately $5.8 million in cash paid at closing and approximately $2.5 million payable on January 31, 1998. The receipt of the $2.5 million is subject to a subordination agreement between the Company and I.F.S. Acquisition Corporation's lender and the timing of the payment could be adversely affected should IFS not achieve certain financial performance parameters. Management does not currently anticipate any such delays in payment.

     As a result of the sale, the operations of IFS have been accounted for as a discontinued operation. Tyler has restated certain financial information appearing in its Annual Report on Form 10-K for the year ended December 31,
1996 ("1996 Form 10-K"), to reflect this accounting treatment.   As so
restated, "Selected Financial Data" appears on page A-1 of this Report, "Management's Discussion and Analysis of Financial Condition and Results of Operations" appears beginning on page A-2 of this Report, and audited consolidated financial statements as of December 31, 1995 and 1996, and for the three years in the period ended December 31, 1996, appear beginning on page F-1 of this Report.

     This Report also includes certain technical corrections and additional disclosures to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's audited consolidated financial statements as they appeared in the 1996 Form 10-K, which are in response to comments received from the Securities and Exchange Commission with respect to the 1996 Form 10-K. The Company believes that these changes, both individually and in the aggregate, are not material to the Company's results of operations or financial condition.

Item 7(c). Exhibits.

                  Exhibit
                  Number                          Exhibit

                   23                Consent of Ernst & Young LLP

                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                               TYLER CORPORATION





                                               By: /s/ JAMES E. RUSSELL
                                                  ------------------------------
                                                      James E. Russell
                                                      Vice President
                                                      (principal financial
                                                      officer)


Date:    December 31, 1997                    By: /s/ BRIAN K. MILLER
                                                  ------------------------------
                                                      Brian K. Miller
                                                      Vice President and
                                                      Chief Accounting Officer
                                                      (principal accounting
                                                      officer)

SELECTED FINANCIAL DATA.

                                                                  As of or for the years ended December 31,
                                               -----------------------------------------------------------------------------
                                                     (Dollars and average shares in thousands, except per share data)
                                               1996
                                                VS
                                               1995     1996            1995            1994         1993            1992
                                               ----   ---------       ---------       ---------    ---------       ---------
OPERATING DATA:
Net sales ...................................    -2%  $  85,074       $  86,893       $  91,849    $  84,464       $  78,453

Operating profits (1) .......................    --   $     127(2)    $   4,002       $   6,117    $   8,808       $   7,617

Other expenses
   Goodwill amortization and
     other expenses .........................   +36       1,101             812           1,111        1,742           1,673
   Interest (income) expense, net ...........    --        (277)          1,003             678           85             122
   Corporate expense ........................   +66       6,858(3)        4,126           5,018        4,725           4,621
   Goodwill and other intangibles
     impairment charge ......................    --      14,789(4)           --              --           --              --
                                                      ---------       ---------       ---------    ---------       ---------
Income (loss) from continuing
   operations before
   income tax (benefit) .....................    --     (22,344)         (1,939)           (690)       2,256           1,201
Income tax (benefit) ........................    --      (3,037)           (497)            (24)       1,308             455
                                                      ---------       ---------       ---------    ---------       ---------
Income (loss) from continuing
   operations ...............................    --     (19,307)         (1,442)           (666)         948(5)          746
Income (loss) from discontinued
   operations ...............................    --     (42,023)(6)     (15,531)(7)      (4,035)      (4,338)          2,489
                                                      ---------       ---------       ---------    ---------       ---------
Income (loss) before cumulative
   effect of accounting change ..............    --   $ (61,330)(6)   $ (16,973)(7)   $  (4,701)   $  (3,390)(5)   $   3,235
Earnings (loss) per common share
   from continuing operations ...............    --   $    (.97)      $    (.07)      $    (.03)   $     .05(5)    $     .04
Net earnings (loss) per common
   share ....................................    --   $   (3.09)(6)   $    (.85)(7)   $    (.24)   $    (.11)      $     .16
Average shares ..............................            19,876          19,869          19,925       20,556          20,779
Total assets ................................   -54   $  54,390       $ 118,512       $ 197,800    $ 143,171       $ 146,231
Shareholders' equity ........................   -66      32,041          93,362         110,298      117,964         122,343
Long-term debt ..............................         $      --       $      --       $  63,500    $      --       $      --
Capital expenditures ........................   -41   $   1,034       $   1,744       $   2,653    $   2,579       $   1,955
Depreciation and amortization ...............   +14       2,469           2,172           2,006        1,862           1,412
Stock trading price range ...................           3-1 3/8     3 7/8-2 5/8     6 1/2-3 1/8  5 1/4-4 1/4     5 7/8-2 3/4
Book value per share ........................   -66   $    1.61       $    4.70       $    5.55    $    5.81       $    5.90


(1) In calculating operating profits, amortization and charges for impairment of goodwill and other intangibles arising from acquisitions are excluded.
(2) Includes pretax restructuring and other charges of $3,634 at Forest City Auto Parts Company ("Forest City") (See "Restructuring and Other Fourth-Quarter Charges" in Notes to Consolidated Financial Statements.)
(3) Includes pretax restructuring and other charges of $3,616 (See "Restructuring and Other Fourth-Quarter Charges" in Notes to Consolidated Financial Statements.)
(4) Pretax charge for write-off of goodwill and other intangibles at Forest City (See "Goodwill and Other Intangibles Impairment Charge" in Notes to Consolidated Financial Statements.)
(5) Before cumulative effect of change in accounting principles for income tax resulting in a credit of $1,127, or $.05 per share
(6) Includes loss from discontinued operations relating to the pipe and fittings operation of $1,300 or $.07 per share and loss from discontinued operations relating to the products for fund raising programs of $40,723 or $2.05 per share which includes charges of $2,647 and $37,316 for restructuring and other charges and for impairment of goodwill, respectively. (See "Commitments and Contingencies" and "Subsequent Events" in Notes to Consolidated Financial Statements.)
(7) Includes loss of $16,631, or $.84 per share, on the sale of the pipe and fittings operation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

CAUTIONARY STATEMENT REGARDING RISKS AND UNCERTAINTIES THAT MAY AFFECT FUTURE RESULTS

      The information in this report contains forward-looking statements about the business, financial condition and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in product demand, the availability of products, changes in competition, economic conditions, various inventory risks due to changes in market conditions, changes in tax and other governmental rules and regulations applicable to the Company, and other risks indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control and, in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this report, the words "believes," "plans," "estimates," "expects," "anticipates," "intends" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

TYLER PIPE DIVESTITURE

      On December 1, 1995, the Company sold all the outstanding capital stock of Swan Transportation Company ("Swan") to Ransom Industries, Inc. (formerly known as Union Acquisition Corporation) (the "Buyer"). In the same transaction, Tyler Pipe Industries, Inc. (subsequently renamed TPI of Texas, Inc.) ("TPI"), a wholly owned subsidiary of the Company, sold substantially all of its assets to the Buyer, and the Buyer assumed substantially all the liabilities of TPI. The results of these entities and the effect of subsequent changes in estimates of retained contingent liabilities are included as discontinued operations. The assets TPI sold and the liabilities the Buyer assumed included all those relating to TPI's business of manufacturing and marketing cast iron pipe and fittings, excluding cash and certain other assets and liabilities. Swan is a motor-carrier company that provided transportation services to TPI prior to the closing.

         Based on a July 1, 1995, balance sheet, the Buyer paid a net amount of $66.1 million for the stock of Swan and assets of TPI of which $58.5 million was received at closing on December 1, 1995, and the net remaining payment was received in January 1996. In addition, TPI distributed cash of approximately $17.7 million to the Company from July 1, 1995, through closing.

         Between 1968 and December 1995, TPI, together with its predecessors and subsidiaries, owned and operated foundries. TPI is, and expects to continue to be, involved in different types of litigation, including environmental claims and claims for work-related injuries and physical conditions. In 1995 TPI sold substantially all its assets and the purchaser agreed to reimburse TPI for some amounts paid in certain litigation, but the purchaser did not agree to reimburse TPI for, among other things, (a) liabilities relating to the use, handling, manufacture or sale of products containing asbestos or silica, (b) claims of individuals for health problems such as (but not limited to) silicosis, or (c) offsite environmental liabilities. In January 1997 two lawsuits were filed involving silicosis claims. (See "Legal Proceedings.") In light of its current litigation, claims and contingent claims that may result in future litigation involving TPI, a pretax loss from discontinued operations of $2.0 million was recorded in 1996 for this contingency.

INSTITUTIONAL FINANCING SERVICES ACQUISITION

         On January 7, 1994, Tyler Corporation completed the purchase of Institutional Financing Services, Inc., ("IFS") a direct marketer of products for fund-raising programs. IFS was acquired for approximately $50 million and the assumption of seasonal working capital debt of $12.8 million. IFS assists schools in fund-raising activities by arranging for students to sell company-supplied gift items to family and friends.

INSTITUTIONAL FINANCING SERVICES DIVESTITURE

         Effective October 15, 1997, the Company sold all of the capital stock of its subsidiary, Institutional Financing Services, Inc. ("IFS"), to I.F.S. Acquisition Corporation for approximately $8.3 million which resulted in a loss on disposal of approximately $2.5 million. This estimated loss on disposal includes estimates regarding the value of certain assets that are subject to change. Management does not expect these estimates to have a significant impact on the estimated loss on disposal. Proceeds consisted of approximately $5.8 million in cash paid at closing and approximately $2.5 million payable on January 31, 1998. The receipt of the $2.5 million is subject to a subordination agreement between the Company and I.F.S. Acquisition Corporation's lender and the timing of the payment could be adversely affected should IFS not achieve certain financial performance parameters. Management does not currently anticipate any such delays in payment.

LIQUIDITY

         Tyler Corporation ended 1996 with cash and cash equivalents of $15.4 million, an increase of $12.8 million over year-end 1995.

         Consolidated cash was generated from working capital liquidations when TPI collected $7.6 million from the Buyer during the year related to the sale of assets by TPI and an income tax refund of $4.7 million which mainly related to the loss on the sale of Swan and TPI's sale of assets. In addition, the Company received a $2.3 million cash reversion relating to the termination of the Company's defined benefit pension plan.

         In 1996 several benefit plans maintained for certain key employees of the Company and TPI were terminated. The Company made settlement payments of approximately $2.4 million in 1996 which were accrued at December 31, 1995, and an additional final payment of $1.3 million in January 1997 which was accrued at December 31, 1996. A portion of these payments were funded with the proceeds of $2.1 million from insurance policies which the Company redeemed in 1996.

         In addition, in 1996 the Company made a payment of $2.5 million in connection with acquisitions of Forest City Auto Parts Company ("Forest City") and IFS to former shareholders and management of these companies. Of this amount, $1.2 million relates to IFS and is included in discontinued operations.

         Tyler Corporation entered into a tax-benefit transfer lease in 1983 pursuant to which it is obligated to make income tax payments totaling $5.4 million over the next five years beginning in 1997. This obligation is included in deferred income taxes at December 31, 1996.

         Management believes adequate cash resources will be available for the next 12 months to fund capital spending programs and seasonal working capital increases.

         The Company does not believe that environmental contingencies will have a material impact on the Company's future results of operations or liquidity.

CAPITALIZATION

         Historically, Tyler's capital structure has varied depending on Company strategies and actions. Acquisitions for cash and common stock repurchases generally have increased debt while cash-generating capabilities of Tyler's operating companies and dispositions of companies have provided funds to reduce debt.

         Total capitalization at the end of 1996 consisted of $32.0 million in shareholders' equity after an intangible asset impairment charge and restructuring and other charges in the fourth quarter. (See "Results of Operations.") There were only nominal temporary borrowings for several days in January 1996. The Company had $2.3 million of letters of credit outstanding at December 31, 1996.

         In January 1997 the Company terminated its credit agreement and established a new uncommitted $4.0 million Documentary and Standby Letter of Credit Line. Under the new agreement, existing letters of credit are required to be secured by cash collateral.

         While the Company has no material commitments for capital expenditures, Tyler Corporation anticipates that 1997 spending for Forest City could exceed last year's level of $1.0 million.

RESULTS OF OPERATIONS

         Continuing operations excludes the results of operations of TPI sold in December 1995 and IFS sold in October 1997 unless otherwise stated. Interest expense has been charged to discontinued operations based on net assets associated with TPI and IFS at the average borrowing rate during the period. Income tax (benefit) has been charged (credited) to discontinued operations based on the income tax (benefit) resulting from inclusion of the discontinued operations segments in the Company's consolidated federal income tax return. IFS's results of operations in 1996, which are included in discontinued operations, include a pretax charge of $37.3 million to write off goodwill and other intangibles and $2.6 million of restructuring and other charges. Continuing operations primarily includes Forest City, a retailer of automotive parts and supplies.

         Forest City's operating profit as used herein excludes amortization and a $14.8 million pretax write-off of goodwill and other intangibles arising from the acquisition.

1996 COMPARED TO 1995

         For the year ended December 31, 1996, Tyler Corporation had a pretax loss from continuing operations of $22.3 million. Consolidated sales fell 2% for the year. The pretax loss from continuing operations includes a pretax charge of $14.8 million to write off goodwill and other intangibles at Forest City and $7.3 million of restructuring and other charges.

         The continued decline in the financial results of Forest City in the second half of 1996 and a related strategic and operational review resulted in an evaluation of goodwill and other intangibles for possible impairment. The underlying factors contributing to the decline in financial results included changes in the marketplace and increased competition. The Company calculated the present value of expected cash flows to estimate the fair value of Forest City.

         In the fourth quarter of 1996, the Company recorded $1.7 million of restructuring and other pretax charges in relation to a restructuring plan to reduce costs and increase future operating efficiency by reducing the work force, closing and relocating Forest City stores and reducing corporate office space requirements. Also in the fourth quarter, the Company recorded pretax charges of $3.7 million which included vendor restocking charges for on-hand inventory items at Forest City, the noncash write-off of certain fixed assets and software which Forest City decided in the fourth quarter that it will no longer utilize in its business and other obligations relating to the termination of former employees. In addition, the Company terminated its defined benefit pension plan in the fourth quarter of 1996 resulting in a net charge of $1.9 million.

         Total restructuring and other charges recorded in the fourth quarter of 1996 were $7.3 million of which $.6 million is included in cost of sales, and $6.7 million is included in selling, general and administrative expenses.

         Same-store sales at Forest City advanced 5% in the first half of 1996; however, competitors aggressively opened new stores in Forest City's markets in the third quarter resulting in a 4% decline in same-store sales comparisons for the second half.

         Forest City's operating profit declined from $4.0 million in 1995 to $3.8 million in 1996 before restructuring and other fourth-quarter charges. Gross margin was up 1.6% in the year-to-year comparisons. Installation of an electronic point-of-sale ("POS") system early in 1996, tightened security in the stores and a management program targeting stores with gross margins below a minimum standard contributed to this increase. While better productivity lowered operating payroll as a percentage of sales by 1.5%, these savings were more than offset by higher costs associated with the new information systems.

         As the trend towards consolidation in the industry continues, national and regional specialty retailers are expected to continue to gain market share at the expense of jobbers, smaller independent operators and less specialized mass merchandisers which lack the economies of scale in purchasing and distribution available to larger retail chains. Although this trend is expected to continue and negatively impact sales volume, the company anticipates limiting the impact on operating margin by implementing new programs to more closely monitor store cost and reduce payroll and other expenses when sales declines are detected. In addition, Forest City also expects to centralize the purchasing function in an effort to lower inventory cost. However, the company cannot provide any assurances that this trend will not negatively impact earnings.

         Forest City also installed a perpetual inventory system for all hard-parts inventories late in 1996. The company expects to have all parts on the new system by mid-1997. The Company expects the new in-store POS and inventory systems will significantly aid the chain's efforts to accelerate inventory turnover, improve sales and inventory tracking, enhance productivity at the counter and maximize each store's in-stock position.

         After excluding restructuring and other charges, Tyler had much lower corporate expense for calendar-year 1996 compared to 1995. Savings came from a gain through sale of an asset and lower personnel expense. This reduction, coupled with interest income as opposed to interest expense in 1995, lowered the pretax loss for 1996.

1995 COMPARED TO 1994

         Tyler Corporation reported a 1995 loss from continuing operations of $1.4 million, or $.07 per share, compared to a loss of $.7 million, or $.03 per share, in 1994. Net sales from continuing operations for 1995 fell 5% to $86.9 million from $91.8 million.

         Lower same-store sales at Forest City for the year were offset somewhat by sales from new stores added since December 31, 1993. Same-store sales declined 10% for the year reflecting the effects of a very mild winter, a general slowdown in auto-parts sales in the Northeast and increased competition. The winter of 1995 was unseasonably warm and ice-free as compared to a severe winter in 1994. With all of Forest City's stores located in northern climates, a mild winter affects the level of component failures in cold-weather months and throughout the remainder of the year.

         Forest City operating profit fell to $4.0 million from $6.1 million in 1994 due principally to a higher operating expense ratio. While management was able to reduce somewhat selling, general and administrative expenses in dollars, these expenses increased as a percentage of sales due to lower volume. A narrower gross margin also contributed to the shortfall. In response to sluggish overall demand and increased competition, Forest City lowered prices in an effort to maintain market share.

         Interest expense relating to continuing operations rose to $1.0 million from $.7 million in 1994 principally due to higher interest rates. During 1995 borrowings under the Company's lines of credit were at an average rate of 7.8% compared to 5.6% in 1994.

         The Company's income tax benefit of $.5 million in 1995 was less than the amount computed by applying the statutory rate to its loss from continuing operations principally due to nondeductible goodwill amortization.

         In 1995 the weighted average discount rate used in determining the actuarial present value of the projected benefit obligation for the Company's benefit plans was decreased to 7.25% from 8.5% in 1994 to reflect current interest rates.

         In connection with TPI's sale of assets to the Buyer on December 1, 1995, and pursuant to the terms of the Acquisition Agreement among the Company, TPI and the Buyer, the Company froze benefit accruals for all Tyler Pipe employees and transferred the benefit obligation relating to the Tyler Pipe employees and the related assets to a new plan established by the Buyer in April 1996. As a result, the Company recognized an estimated curtailment gain in 1995 of approximately $2.7 million. The curtailment gain reduced the loss on disposal of discontinued operations, and the related prepaid asset is included in the balance sheet at December 31, 1995.

         Prior to the sale to the Buyer on December 1, 1995, the Company maintained a savings and investment plan primarily for the employees of Tyler Pipe and certain other employees of the Company. As a result of the sale, the Company ceased substantially all contributions as of December 1, 1995. The Company transferred all Tyler Pipe employee-account balances to a new plan established by the Buyer in the first quarter of 1996 and terminated the remaining savings and investment plan in November 1996 after obtaining all necessary governmental approvals. Substantially all expenses relating to the savings and investment plan are included in discontinued operations.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Tyler Corporation

         We have audited the accompanying consolidated balance sheets of Tyler Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tyler Corporation at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



Dallas, Texas
February 14, 1997 except for
   "Subsequent Event" footnote as to
   which the date is October 15, 1997

                                             ERNST & YOUNG LLP

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31


                                                         1996               1995               1994
                                                    -------------      -------------      -------------
Net sales .....................................     $  85,074,000      $  86,893,000      $  91,849,000
Costs and expenses
   Cost of sales ..............................        49,275,000         51,126,000         53,626,000
   Selling, general and administrative expenses        43,631,000         36,703,000         38,235,000
   Interest (income) expense, net .............          (277,000)         1,003,000            678,000
   Goodwill and other intangibles
      impairment charge .......................        14,789,000                 --                 --
                                                    -------------      -------------      -------------
                                                      107,418,000         88,832,000         92,539,000
Loss from continuing operations before
   income tax (benefit) .......................       (22,344,000)        (1,939,000)          (690,000)

Income tax (benefit)
   Current ....................................           570,000         (1,040,000)         1,201,000
   Deferred ...................................        (3,607,000)           543,000         (1,225,000)
                                                    -------------      -------------      -------------
                                                       (3,037,000)          (497,000)           (24,000)
                                                    -------------      -------------      -------------
Loss from continuing operations ...............       (19,307,000)        (1,442,000)          (666,000)

Discontinued operations
   Income (loss) from discontinued operations,
      after income tax (benefit) ..............       (42,023,000)         1,100,000         (4,035,000)
   Loss on disposal of discontinued
      operations, after income tax ............                --        (16,631,000)                --
                                                    -------------      -------------      -------------
Loss from discontinued operations .............       (42,023,000)       (15,531,000)        (4,035,000)
                                                    -------------      -------------      -------------

Net loss ......................................     $ (61,330,000)     $ (16,973,000)     $  (4,701,000)
                                                    =============      =============      =============

Loss per common share
   Continuing operations ......................     $       (0.97)     $       (0.07)     $       (0.03)
   Discontinued operations ....................             (2.12)             (0.78)             (0.21)
                                                    -------------      -------------      -------------

   Net loss per common share ..................     $       (3.09)     $       (0.85)     $       (0.24)
                                                    =============      =============      =============

   Average shares .............................        19,876,000         19,869,000         19,925,000



See accompanying notes

CONSOLIDATED BALANCE SHEETS
December 31


                                                                 1996              1995
                                                            -------------      -------------
ASSETS
Current assets
   Cash and cash equivalents ..........................     $  15,419,000      $   2,664,000
   Accounts receivable (less allowance for losses
      of $42,000 in 1996 and $0 in 1995) ..............           137,000            432,000
   Amount due from Ransom Industries, Inc .............                --          7,599,000
   Merchandise inventories ............................        17,323,000         18,259,000
   Income tax receivable ..............................           907,000          4,248,000
   Prepaid expense ....................................           301,000          4,608,000
   Deferred income tax benefit ........................         1,804,000             (5,000)
                                                            -------------      -------------
      Total current assets ............................        35,891,000         37,805,000

Net assets of discontinued operations .................        10,857,000         54,235,000

Property, plant and equipment, at cost ................         9,427,000         11,097,000
   Less allowance for depreciation ....................         3,755,000          4,551,000
                                                            -------------      -------------
                                                                5,672,000          6,546,000
Other assets
   Goodwill and other intangibles .....................                --         15,890,000
   Sundry .............................................         1,970,000          4,036,000
                                                            -------------      -------------
                                                                1,970,000         19,926,000
                                                            -------------      -------------
                                                            $  54,390,000      $ 118,512,000
                                                            =============      =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
   Accounts payable ...................................     $   3,313,000      $   4,413,000
   Accrued wages and commissions ......................         1,597,000            508,000
   Accrued taxes other than federal income taxes ......         1,360,000            634,000
   Other accrued liabilities ..........................         6,236,000          9,057,000
                                                            -------------      -------------
      Total current liabilities .......................        12,506,000         14,612,000

Deferred income tax ...................................         5,708,000          8,088,000
Other liabilities .....................................         4,135,000          2,450,000

Commitments and contingencies

Shareholders' equity
   Common stock, $.01 par value, 50,000,000 shares
      authorized, 21,309,277 shares issued ............           213,000            213,000
   Capital surplus ....................................        48,520,000         48,538,000
   Retained (deficit) earnings ........................       (10,083,000)        51,247,000
                                                            -------------      -------------
                                                               38,650,000         99,998,000
   Less 1,428,828 treasury shares in 1996 and
      1,433,783 treasury shares in 1995, at cost ......         6,609,000          6,636,000
                                                            -------------      -------------
      Total shareholders' equity ......................        32,041,000         93,362,000
                                                            -------------      -------------
                                                            $  54,390,000      $ 118,512,000
                                                            =============      =============


See accompanying notes.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years ended December 31, 1996, 1995 and 1994

                                                  Common Stock                                                Treasury Stock
                                           -------------------------                                     --------------------------
                                                                                         Retained
                                                                         Capital         (Deficit)
                                             Shares       Amount         Surplus         Earnings          Shares         Amount
                                           ----------   ------------   ------------    ------------      ----------    ------------
Balance at December 31, 1993 .........     21,309,277   $    213,000   $ 49,109,000    $ 72,921,000      (1,011,046)   $ (4,279,000)
   Issuance of treasury shares upon
     exercise of stock options .......             --             --       (647,000)             --         137,222         754,000
   Net purchase of treasury
     shares from employee
     benefit plan ....................             --             --        (17,000)             --        (395,115)     (2,152,000)
   Purchase of treasury shares
     from benefit plans of
     former subsidiaries .............             --             --             --              --        (181,239)     (1,045,000)
   Federal income tax benefit from
     exercise of nonqualified
     stock options ...................             --             --        142,000              --              --              --
   Net loss ..........................             --             --             --      (4,701,000)             --              --
                                           ----------   ------------   ------------    ------------      ----------    ------------
Balance at December 31, 1994 .........     21,309,277        213,000     48,587,000      68,220,000      (1,450,178)     (6,722,000)
   Issuance of treasury shares upon
     exercise of stock options .......             --             --        (57,000)             --          12,770          75,000
   Net sale of treasury
     shares to employee
     benefit plan ....................             --             --             --              --           3,625          11,000
   Federal income tax benefit from
     exercise of nonqualified
     stock options ...................             --             --          8,000              --              --              --
   Net loss ..........................             --             --             --     (16,973,000)             --              --
                                           ----------   ------------   ------------    ------------      ----------    ------------
Balance at December 31, 1995 .........     21,309,277        213,000     48,538,000      51,247,000      (1,433,783)     (6,636,000)
   Net sale of treasury
     shares to employee
     benefit plan ....................             --             --        (18,000)             --           4,955          27,000
   Net loss ..........................             --             --             --     (61,330,000)             --              --
                                           ----------   ------------   ------------    ------------      ----------    ------------
Balance at December 31, 1996 .........     21,309,277   $    213,000   $ 48,520,000    $(10,083,000)     (1,428,828)   $ (6,609,000)
                                           ==========   ============   ============    ============      ==========    ============


See accompanying notes.

CONSOLIDATED STATEMENT OF CASH FLOWS
Years ended December 31

                                                                         1996             1995              1994
                                                                     ------------     ------------     ------------
Cash flows from operating activities
   Net loss .....................................................    $(61,330,000)    $(16,973,000)    $ (4,701,000)
   Adjustments to reconcile loss from operations to net cash
      provided (used) by operations:
      Depreciation and amortization .............................       2,469,000        2,172,000        2,006,000
      Goodwill and other intangibles impairment charge ..........      14,789,000               --               --
      Other noncash charges .....................................      11,150,000               --               --
      Provision for losses on accounts receivable ...............          42,000               --               --
      Deferred income tax (benefit) .............................      (4,189,000)         953,000          284,000
      (Increase) decrease in accounts receivable ................         253,000         (158,000)          (2,000)
      (Increase) decrease in inventories ........................         324,000          572,000       (2,305,000)
      (Increase) decrease in prepaid expenses ...................         124,000          195,000         (557,000)
      Increase (decrease) in accounts payable ...................      (1,100,000)         533,000          195,000
      Increase (decrease) in accrued liabilities ................      (3,322,000)       1,208,000        1,336,000
      Increase (decrease) in income tax .........................       3,341,000       (1,091,000)      (2,447,000)
      Decrease in other liabilities .............................        (161,000)        (300,000)              --
      Discontinued operations - noncash charges and working
         capital changes ........................................      44,916,000       29,115,000        1,848,000
                                                                     ------------     ------------     ------------

         Net cash provided (used) by operating activities .......       7,306,000       16,226,000       (4,343,000)
                                                                     ------------     ------------     ------------

Cash flows from investing activities
   Proceeds from sale of pipe and fittings segment,
      after expenses ............................................       7,599,000       58,540,000               --
   Additions to property, plant and equipment ...................      (1,034,000)      (1,744,000)      (2,653,000)
   Cost of acquisitions, net of cash acquired ...................      (1,320,000)              --      (59,064,000)
   Proceeds from disposal of property, plant and equipment ......          69,000        1,538,000           37,000
   Investing activities of discontinued operations ..............      (1,538,000)      (8,612,000)     (11,111,000)
   Other ........................................................       1,664,000       (1,639,000)        (179,000)
                                                                     ------------     ------------     ------------

         Net cash provided (used) by investing activities .......       5,440,000       48,083,000      (72,970,000)
                                                                     ------------     ------------     ------------

Cash flows from financing activities
   Long-term debt (repayments) additions ........................              --      (62,700,000)      63,500,000
   Issuance of common stock .....................................              --           26,000          249,000
   Net sale (purchase) of treasury shares to (from) employee
      benefit plan ..............................................           9,000           11,000       (2,169,000)
   Purchase of treasury shares from benefit plans of
      former subsidiaries .......................................              --               --       (1,045,000)
                                                                     ------------     ------------     ------------

         Net cash provided (used) by financing activities .......           9,000      (62,663,000)      60,535,000
                                                                     ------------     ------------     ------------

Net increase (decrease) in cash and cash equivalents ............      12,755,000        1,646,000      (16,778,000)
Cash and cash equivalents at beginning of year ..................       2,664,000        1,018,000       17,796,000
                                                                     ------------     ------------     ------------

Cash and cash equivalents at end of year ........................    $ 15,419,000     $  2,664,000     $  1,018,000
                                                                     ============     ============     ============



See accompanying notes.
                                     F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DESCRIPTION OF BUSINESS

         Tyler Corporation provides products and services to customers through two operating subsidiaries. Forest City Auto Parts Company ("Forest City"), which specializes in mechanical automotive aftermarket parts to do-it-yourself customers and Institutional Financing Services, Inc. ("IFS"), which provides products for fund-raising programs in schools (see "Subsequent Event" footnote). IFS's major product offering is costume jewelry, with other products including specialty gifts, seasonal items, paper products and candy. Forest City is headquartered in Cleveland, Ohio and maintains 61 store locations in Illinois, New York, Ohio, Pennsylvania and Wisconsin. IFS is headquartered in Benicia, California and markets through a highly trained sales force that contacts school sponsors interested in raising money for educational and extracurricular uses. Geographic markets for IFS include principally all of the United States and a modest presence in the Caribbean.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The consolidated financial statements include the accounts of Tyler Corporation and its subsidiaries, all of which are wholly owned. The Company's continuing operations consist principally of the operations of Forest City.

         Inventories are valued at the lower of cost or market. Costs of inventories are determined by the first-in, first-out method.

         Depreciation for financial statement purposes is provided principally by the straight-line method over the estimated useful lives of the various assets. Depreciation expense was $1,368,000, $1,060,000 and $895,000 for 1996,
1995 and 1994, respectively. For income tax purposes, accelerated depreciation is used with recognition of deferred income tax for the resulting temporary differences.

         Substantially all revenue is recognized when products are delivered to customers.

         Earnings (loss) per share are calculated by dividing net income by the average number of shares of common stock outstanding during the year.

         For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents. Excess cash during the year was invested at an average rate of approximately 5%. Interest paid of $65,000 in 1996, $6,935,000 in 1995 and $2,699,000 in 1994 includes interest charged to the results of discontinued operations.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Certain prior-year amounts have been reclassified to conform to the current-year presentation.

DISCONTINUED OPERATIONS

         On December 1, 1995, the Company sold all the outstanding capital stock of Swan Transportation Company ("Swan") to Ransom Industries, Inc. (formerly known as Union Acquisition Corporation) (the "Buyer"). In the same transaction, Tyler Pipe Industries, Inc., (subsequently renamed TPI of Texas, Inc.) ("TPI") a wholly owned subsidiary of the Company, sold substantially all of its assets to the Buyer, and the Buyer assumed substantially all the liabilities of TPI. The results of these entities and the effects of subsequent changes in estimates of retained contingent liabilities are included as discontinued operations. The assets TPI sold and the liabilities the Buyer assumed included all those relating to TPI's business of manufacturing and marketing cast iron pipe and fittings, excluding cash and certain other assets and liabilities. Swan is a motor-carrier company that provided transportation services to TPI prior to the closing.

         Based on a July 1, 1995, balance sheet, the Buyer paid a net amount of $66,139,000 for the stock of Swan and assets of TPI of which $58,540,000 was received at closing on December 1, 1995, and the net remaining payment was received in January 1996. In addition, TPI distributed approximately $17,700,000 to the Company from July 1, 1995, through closing.

         Operating results of the discontinued pipe and fittings segment for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                                          1996                1995             1994
                                                  ------------------     -------------    -------------
Net sales ...................................     $               --     $ 202,508,000    $ 204,323,000

Income (loss) before income tax (benefit) ...     $       (2,000,000)    $     821,000    $  (5,573,000)
Income tax (benefit) ........................               (700,000)          456,000       (1,736,000)
                                                  ------------------     -------------    -------------
Net income (loss) from discontinued
    operations ..............................     $       (1,300,000)    $     365,000    $  (3,837,000)
                                                  ==================     =============    =============


         Interest has been charged to discontinued operations based on net assets of the pipe and fittings segment. Interest expense allocated to discontinued operations for 1995 and 1994 was $2,933,000 and $2,018,000, respectively. Income tax (benefit) has been charged (credited) to discontinued operations based on the income tax (benefit) resulting from inclusion of the discontinued segment in the Company's consolidated federal income tax return.

         The income tax (benefit) differs from the amount which would be provided by applying the statutory income tax rate to income (loss) before income tax (benefit) for 1995 and 1994 due primarily to differences resulting from excess book over tax amortization and differences in book and tax bases of inventory and fixed assets.

         The income tax of $4,157,000 on the loss on disposal of the discontinued pipe and fittings segment differs from the amount which would be provided by applying the statutory income tax rate to the pretax loss primarily as a result of excess book over tax amortization and differences in book and tax bases of inventory, fixed assets and goodwill.

         The Company recorded a pretax charge from other discontinued operations of $2,000,000 in 1996 for certain claims and contingent claims. (See "Commitments and Contingencies" footnote.)

ACQUISITIONS

        On January 7, 1994, the Company completed the purchase of Institutional Financing Services, Inc. IFS assists schools in fund raising by arranging for students to sell company-supplied gift items to family and friends. IFS was acquired for approximately $50,000,000 and the assumption of seasonal working capital debt of $12,800,000. The acquisition was accounted for as a purchase, and the net assets and results of operations of IFS are included in the Company's Consolidated Financial Statements beginning January 7, 1994. The price was allocated to the net assets and liabilities of IFS based on their respective fair values. The purchase price and expenses associated with the acquisition exceeded the fair value of IFS's net assets by approximately $40,854,000 which was assigned to goodwill. Pursuant to the 1994 IFS acquisition agreement, the Company made a $1,208,000 payment in the third quarter of 1996 to former shareholders and executives at IFS. The amount was accrued at December 31, 1995. (See "Subsequent Event" footnote.)

         In connection with the 1991 acquisition of Forest City, the Company was obligated to make payments up to a specified amount on or before March 31, 1996, if certain profit objectives were met, some of which would be paid as bonuses to certain executives at Forest City. As a result the Company made a final payment of $1,320,000 in the first quarter of 1996 to former shareholders and certain other executives of Forest City. The amount paid was accrued at December 31, 1995. In addition, the Company has paid $660,000 in 1994 for 1993 performance, $660,000 in 1993 for 1992 performance and $660,000 in 1992 for 1991 performance for a total of $3,300,000 since the acquisition. Each payment included both additional purchase price and bonus components and was recorded accordingly in the year earned. Of the total amount paid $2,160,000 was paid to former shareholders and considered additional purchase price with additional goodwill recorded. The remaining $1,140,000 was considered special incentive bonuses to certain executives of Forest City as designated by the former shareholders and provided for in the sales agreement. These bonus amounts were expensed as earned and included in selling, general and administrative expenses.


PROPERTY, PLANT AND EQUIPMENT

                                    Depreciation
                                       Lives
                                     (in years)       1996           1995
                                     ----------   -----------    -----------
Land ..............................               $   457,000    $   468,000
Buildings and leasehold
    improvements ..................    7 to 30      3,825,000      4,569,000
Machinery and transportation
    equipment .....................    3 to 15      5,145,000      6,060,000
                                                  -----------    -----------
                                                  $ 9,427,000    $11,097,000
                                                  ===========    ===========


BANK DEBT

         During 1996, the Company had only nominal temporary borrowings for several days in January under credit agreements existing in 1996 at an average rate of 7%.

         The Company had outstanding letters of credit aggregating approximately $2,320,000 at December 31, 1996. Approximately $2,000,000 relates to guarantees of performance to a third party for potential environmental remediation.

         In January 1997 the Company terminated its credit agreement and established a new uncommitted $4,000,000 Documentary and Standby Letter of Credit Line. Under the new agreement, existing letters of credit are required to be secured by cash collateral.

INCOME TAX

         The (benefit) provision for income tax consists of the following:

                                 1996            1995            1994
                             -----------     -----------     -----------
Current:
    Federal .............    $   570,000     $(1,040,000)    $ 1,027,000
    State ...............             --              --         174,000
                             -----------     -----------     -----------
                                 570,000      (1,040,000)      1,201,000

Deferred ................     (3,607,000)        543,000      (1,225,000)
                             -----------     -----------     -----------
                             $(3,037,000)    $  (497,000)    $   (24,000)
                             ===========     ===========     ===========


         The income tax (benefit) provision differs from amounts computed by applying the statutory tax rate to income (loss) from continuing operations as follows:

                                             1996             1995            1994
                                          -----------     -----------     -----------
Income tax benefit at
    statutory rate ...................    $(7,820,000)    $  (678,000)    $  (242,000)
State income tax, net of
    federal income tax benefit .......             --              --         113,000
Life insurance .......................        534,000          (5,000)        (61,000)
Excess book amortization .............        134,000         139,000         141,000
Goodwill and other intangibles
    impairment charge ................      4,075,000              --              --
Other, net ...........................         40,000          47,000          25,000
                                          -----------     -----------     -----------
                                          $(3,037,000)    $  (497,000)    $   (24,000)
                                          ===========     ===========     ===========


         Significant components of deferred tax assets and liabilities as of December 31, 1996, and 1995 are as follows:

                                                          1996              1995
                                                      ------------     ------------
Deferred income tax assets:
    Inventories ..................................    $    316,000     $    287,000
    Insurance reserves ...........................          98,000           98,000
    Operating expenses not
       currently deductible ......................       2,771,000        1,477,000
    Employee benefit plans .......................         139,000          995,000
    Other ........................................         147,000            1,000
                                                      ------------     ------------
       Total deferred income tax assets ..........       3,471,000        2,858,000
                                                      ------------     ------------
Deferred income tax liabilities:
    Tax-benefit transfer lease ...................      (5,370,000)      (6,080,000)
    Property, plant and equipment ................      (1,748,000)      (1,806,000)
    Pension plan .................................              --       (1,464,000)
    Other ........................................        (257,000)      (1,601,000)
                                                      ------------     ------------
       Total deferred income tax liabilities .....      (7,375,000)     (10,951,000)
                                                      ------------     ------------
          Net deferred income tax liabilities ....    $ (3,904,000)    $ (8,093,000)
                                                      ============     ============


         The Company received refunds of prior years' income tax paid of $4,693,000 in 1996. The Company paid income tax, net of refunds received, of $803,000 in 1995 and $2,513,000 in 1994.

LEASES

         The Company leases certain offices, retail stores, transportation, computer and other equipment used in its operations under noncancellable operating lease agreements expiring at various dates through 2010. Most leases contain renewal options and some contain purchase options. The leases generally provide that the Company pay taxes, maintenance, insurance and certain other operating expenses.

         Rent expense was approximately $2,405,000 in 1996, $2,349,000 in 1995 and $2,041,000 in 1994. Minimum rental payments under the leases described above are as follows:


1997 ............................................................    $2,161,000
1998 ............................................................     1,904,000
1999 ............................................................     1,408,000
2000 ............................................................     1,188,000
2001 ............................................................       860,000
Later years .....................................................     1,776,000
                                                                     ----------
                                                                     $9,297,000
                                                                     ==========

EMPLOYEE BENEFIT PLANS

         Forest City maintains a profit-sharing plan for the benefit of eligible employees of Forest City. Forest City's annual contribution to the profit-sharing plan was $90,000 in 1996, 1995 and 1994. The amount of Forest City's contribution to the profit-sharing plan is determined by its board of directors but may not exceed 15% of the aggregate compensation paid by Forest City to eligible employees for any plan year.

         A defined contribution pension plan and a defined contribution profit-sharing plan are in effect covering substantially all the employees of IFS. The profit-sharing plan includes a 401(k) salary-deferral plan ["401(k)"]. The pension contributions are determined as a percentage of each participating employee's compensation. The profit-sharing contributions are made at the board of directors' discretion. Contributions to the 401(k) are in the form of employee-salary deferrals which may be subject to employer-matching contributions up to a specified limit. IFS's contributions to the pension plan in 1996, 1995 and 1994 were $779,000, $791,000 and $810,000, respectively. In addition, IFS's contributions to the profit-sharing plan in 1996, 1995 and 1994 were $227,000, $266,000 and $315,000, respectively. (See "Subsequent Event" footnote.)

         Prior to TPI's sale of assets to the Buyer on December 1, 1995, the Company maintained a defined benefit pension plan (the "Plan") which provided income and death benefits for certain employees of the Company and employees of TPI. The benefits were generally based on final average salary and years of service. The Company's policy was to fund net pension cost accrued. However, the Company would not contribute an amount less than the minimum funding requirements of the Employee Retirement Income Security Act of 1974 or more than the maximum tax-deductible amount.

         In connection with TPI's sale of assets to the Buyer and pursuant to the terms of the acquisition agreement among the Company, TPI and the Buyer (the "Acquisition Agreement"), the Company froze benefit accruals for all TPI employees on December 1, 1995, and transferred the benefit obligation relating to the TPI employees and the related assets to a new plan established by the Buyer (the "Buyer Plan") in April 1996. The assets transferred to the Buyer Plan consisted principally of publicly traded stocks and bonds, U.S. government securities and 251,200 shares of the Company's common stock. The assets remaining in the Company's Plan were invested in short-term fixed income securities. As a result, the Company recognized an accrued curtailment gain in 1995 of approximately $2,700,000. The curtailment gain reduced the loss on disposal of discontinued operations in 1995, and the related prepaid asset is included in the balance sheet at December 31, 1995.

         Subsequent to the asset and obligation transfer to the Buyer Plan, the Company terminated the Plan on June 30, 1996, and determined that the remaining Plan assets exceeded the obligation relating to the remaining participants. As a result, the Plan was amended to provide a "pro rata benefit increase" as described in section 4980(d)(3) of the Internal Revenue Code of 1986. This amendment allows the excise tax associated with the excess asset reversion to be 20% rather than 50%. The Company received a favorable determination letter from the IRS in November 1996 relating to the termination of the Plan including the terms of the pro rata benefit increase. As a result of the amendment and termination of the Plan, the Company received cash and recorded income from reversion of excess assets from a defined benefit pension plan of approximately $2,300,000 and accrued an excise tax liability of approximately $465,000 in December 1996. In addition, the Company also recorded a settlement loss of approximately $3,700,000 and reduced the related prepaid pension asset in accordance with Statement of Financial Accounting Standards No. 88 - "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination of Benefits." These two events, the income reversion and the settlement of the pension plan, resulted in a net charge of $1,865,000. Final distributions were paid to all remaining participants in the form of lump-sum settlements. No assets or liabilities of the Plan remained at December 31, 1996. In addition, no pension cost was recorded in 1996.

         Prior to TPI's sale of assets to the Buyer on December 1, 1995, the Company maintained several other benefit plans for certain key employees of the Company and TPI. These plans were also terminated in 1996. Approximately 55% of these benefits were funded by insurance policies which were redeemed in 1996. The Company made final settlement payments of approximately $2,400,000 in 1996 and an additional $1,300,000 remained accrued at December 31, 1996, and was paid in January 1997.

         Prior to TPI's sale of assets to the Buyer on December 1, 1995, the Company maintained a savings and investment plan primarily for the employees of TPI and certain other employees of the Company. As a result of the sale, the Company ceased substantially all contributions as of December 1, 1995. The Company transferred all TPI employee account balances to a new plan established by the Buyer in the first quarter of 1996 and received governmental approval in November 1996 to terminate the remaining savings and investment plan. All account balances were distributed by year end. Substantially all expenses in 1995 relating to the savings and investment plan are included in discontinued operations.

RESTRUCTURING AND OTHER FOURTH-QUARTER CHARGES

         In the fourth quarter of 1996, the Company recorded $1,731,000 of restructuring and other charges in relation to a restructuring plan to reduce costs and increase future operating efficiency by reducing the work force, closing and relocating Forest City stores and reducing corporate office space requirements. Also in the fourth quarter, the Company recorded charges of $3,654,000 which included obligations relating to the termination of former employees, vendor restocking charges for on-hand inventory items at Forest City and the noncash write-off of certain fixed assets and software which Forest City decided in the fourth quarter that it will no longer utilize in its business. In addition, the Company terminated its defined benefit pension plan in December 1996 resulting in a net charge of approximately $1,865,000. (See "Employee Benefit Plans" footnote.)

         The total restructuring and other charges recorded in the fourth quarter of 1996 were $7,250,000 of which $612,000 is included in cost of sales and $6,638,000 is included in selling, general and administrative expenses.

         See "Subsequent Event" footnote for additional information regarding restructuring and other fourth-quarter charges.

GOODWILL AND OTHER INTANGIBLES IMPAIRMENT CHARGE

         Prior to December 1996, goodwill was amortized over 40 years. In December 1996 the Company recognized a goodwill and other intangibles impairment charge of $14,789,000 related to the 1991 acquisition of Forest City. The continued decline in the financial results of the operating company in the second half of 1996 and a related strategic and operational review resulted in an evaluation of goodwill and other intangibles for possible impairment. The underlying factors contributing to the decline in financial results included changes in the marketplace and increased competition. The Company calculated the present value of expected cash flow to estimate the fair value of the operating company.

         See "Subsequent Event" footnote for additional information regarding goodwill and other intangibles impairment charge.

COMMITMENTS AND CONTINGENCIES

         The New Jersey Department of Environmental Protection and Energy ("NJDEPE") has alleged that a site where a former affiliate of TPI of Texas, Inc., Jersey-Tyler Foundry Company ("Jersey-Tyler"), once operated a foundry contains lead and possible other priority pollutant metals and may need on-site and off-site remediation. The site was used for foundry operations from the early part of this century to 1969 when it was acquired by Jersey-Tyler. Jersey-Tyler operated the foundry from 1969 to 1976, at which time the foundry was closed. In 1976, Jersey Tyler sold the property to other persons who have operated a salvage yard on the site. Based on a remedial investigation conducted by TPI, the NJDEPE has demanded TPI remediate the foundry site and the contamination in the adjacent stream and nearby lake. TPI has offered to conduct a feasibility study to assess remediation options, including costs, but has not agreed to commit to further action. TPI never held title to the site and denies liability.

         Based upon preliminary engineering estimates, management currently estimates the cost associated with the investigation or remediation of the New Jersey site to be approximately $7,000,000. The New Jersey site has been under active investigation by the NJDEPE since 1992 and such investigation is expected to continue for several more years. The proposed feasibility study has not yet begun or been authorized by the NJDEPE. Loss estimates are based on the application of reasonable remediation options. The Company believes that the NJDEPE will select the most cost effective, environmentally sound remediation alternative. Factors such as additional engineering and analytical services required and/or the amount of soil which must be excavated and disposed of, if any, or other cost relating to the disposal of soil could impact the loss estimate.

         In connection with TPI's sale of substantially all its assets to the Buyer, on December 1, 1995, pursuant to the Acquisition Agreement, the Buyer agreed to manage and direct the prosecution or defense of these matters on behalf of TPI. In addition, the Buyer agreed to reimburse TPI for the first $3,000,000 incurred in connection with the investigation or remediation of the New Jersey site, and one-half of such expenses in excess of $3,000,000. Under any circumstances, however, the maximum amount that the Buyer agreed to reimburse TPI in connection with this matter is $6,500,000. Based upon management's estimate of the total cost to investigate or remediate the New Jersey site and the above mentioned provisions of the Acquisition Agreement, the Company has accrued approximately $2,000,000 as of December 31, 1996 as its portion of the total estimated cost. The Buyer, on behalf of TPI, is proceeding against predecessor owners and operators of the site, as well as others, to bear their share of the cost of the investigation and any other costs, including any remediation costs incurred by TPI. Some costs may also be covered by insurance although the insurance carriers have initially denied coverage. TPI expects the Buyer, on TPI's behalf, to proceed against such insurance carriers seeking coverage of remediation costs.

         Pursuant to the Acquisition Agreement, the Buyer agreed to manage and direct the prosecution or defense of certain other matters on behalf of TPI and to reimburse related costs and expenses. The Buyer agreed to reimburse TPI the first $750,000 of all costs and expenses incurred in connection with each such matter and one-half of such expenses in excess of $750,000. The maximum amount that the Buyer agreed to reimburse TPI in connection with all of these matters excluding Jersey-Tyler is $8,000,000. Although it is impossible to predict the outcome of legal or regulatory proceedings, based on negotiations and activities before TPI's sale of assets, the Company believes that substantially all of the costs, expenses and damages, if any, resulting from the legal proceedings and environmental matters described above will be reimbursed by the Buyer pursuant to the Acquisition Agreement or have been adequately provided for in the financial statements.

         The Buyer did not agree to reimburse TPI for, among other things, (a) liabilities relating to the use, handling, manufacture or sale of products containing asbestos or silica, (b) claims of individuals for health problems such as (but not limited to) silicosis, or (c) offsite environmental liabilities. Between 1968 and December 1995, TPI owned and operated foundries. TPI is, and expects to continue to be, involved in different types of litigation, including environmental claims and claims for work-related injuries and physical conditions. In January 1997 two lawsuits were filed involving silicosis claims. In light of its current litigation, and based on a preliminary assessment of claims and contingent claims that may result in future litigation involving TPI, a pretax charge from discontinued operations of $2,000,000 was recorded in 1996 for such matters. While the Company plans to vigorously defend this litigation, the ultimate outcome is uncertain.

         In June 1995 Forest City was sued by a former executive in the Court of Common Pleas of Cuyahoga County, Ohio alleging that Forest City terminated the plaintiff because of his age and making other common law claims arising out of his termination. The plaintiff seeks damages in excess of $16,000,000. Although Forest City maintains insurance to cover claims of this nature, such insurance would not cover awards, if any, of punitive and certain other damages. Forest City is defending this lawsuit vigorously. The case was subsequently moved to federal district court in Cleveland, Ohio. The discovery process has not been completed, and based on results of discovery to date, the outcome of this lawsuit is uncertain.

         Other than ordinary course, routine litigation incidental to the business of the Company and except as described herein, there are no other material legal proceedings pending to which the Company or its subsidiaries are parties or to which any of its properties are subject.

SHAREHOLDERS' EQUITY

         The Company has authorized 1,000,000 shares of $10 par value voting preferred stock. The board of directors designated 250,000 shares as Series A Junior Participating Preferred Stock which are reserved for issuance upon exercise of the Company's stock purchase rights. In 1993 the Company declared a dividend of one stock purchase right for each outstanding share of common stock. Each right may be exercised to purchase 1/100 of a share of Series A Junior Participating Preferred Stock for $21. Each share of Series A Junior Participating Preferred Stock will have a minimum preferential quarterly dividend of 100 times the dividend declared on common stock and a minimum liquidation preference of $100 per share. Upon liquidation or any merger or other business combination in which common stock is exchanged, the holders of the Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of common stock.

         The stock purchase rights may be exercised only after public announcement that a person or group has acquired 20% or more of the Company's common stock or public announcement of an offer for 30% or more of the Company's common stock. The rights, which do not have voting rights, will expire on March 14, 2003. The rights may be redeemed by the Company at a price of $.01 per right at any time prior to 15 days (or such longer period as the board of directors may determine) after the acquisition of 20% of the Company's common stock. If the Company is acquired in a merger or other business combination after the rights become activated, each right will entitle its holder to purchase, at the exercise price of $21, shares of common stock in the acquiring company having a market value of $42. If the Company is the surviving corporation, each right will entitle the holder to purchase, at the exercise price of $21, shares of common stock of the Company having a market value of $42.

STOCK OPTION PLAN

         The Tyler Corporation Stock Option Plan provides for the granting of nonqualified and incentive stock options, as defined by the Internal Revenue Code, to key employees of the Company and its subsidiaries at prices which represent fair market value at dates of grant.

         The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS No. 123"). Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of FAS No. 123, the effect on the Company's net earnings and earnings per share would not have been material.

         Following is a summary of option transactions during 1996, 1995 and 1994:

                                                   Number of           Option
                                                     Shares            Prices
                                                  ---------       ---------------
Options outstanding at January 1, 1994 ......       335,890       $  .17 to $5.00
    Granted .................................        33,500         3.50 to  5.50
    Exercised ...............................      (137,222)         .17 to  3.50
                                                  ---------
Options outstanding at December 31, 1994.....       232,168          .17 to  5.50
    Granted .................................        10,000              2.75
    Canceled ................................      (109,524)        3.00 to  5.50
    Exercised ...............................       (12,770)             1.37
                                                  ---------
Options outstanding at December 31, 1995.....       119,874          .17 to  5.50
    Granted .................................       225,000        1.625 to 2.125
    Canceled ................................       (14,605)        2.75 to  4.87
                                                  ---------
Options outstanding at December 31, 1996.....       330,269       $  .17 to $5.50
                                                  =========


Exercisable at December 31, 1996 ............       150,702
Reserved for future options .................       569,518


SUBSEQUENT EVENT

         Effective October 15, 1997, the Company sold all of the capital stock of its subsidiary, Institutional Financing Services, Inc., to I.F.S. Acquisition Corporation for approximately $8,300,000 which resulted in a loss on disposal of approximately $2,500,000. This estimated loss on disposal includes estimates regarding the value of certain assets that are subject to change. Management does not expect these estimates to have a significant impact on the estimated loss on disposal. Proceeds consisted of approximately $5,800,000 in cash paid at closing and approximately $2,500,000 payable on January 31, 1998. The receipt of the $2,500,000 is subject to a subordination agreement between the Company and I.F.S. Acquisition Corporation's lender and the timing of the payment could be adversely affected should IFS not achieve certain financial performance parameters. Management does not currently anticipate any such delays in payment.

         As a result of the sale of IFS, the accompanying consolidated financial statements reflect IFS as discontinued operations. Operating results of the products for fund raising programs segment for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                          1996              1995           1994
                                                          ----              ----           ----
Net sales ..........................................  $ 43,299,000     $ 53,689,000    $ 61,678,000

Income (loss) before income tax (benefit) ..........   (41,993,000)       1,792,000         696,000
Income tax (benefit) ...............................    (1,270,000)       1,057,000         894,000
                                                      ------------     ------------    ------------
Net income (loss) from discontinued operations
for products for fund raising programs segment......  $(40,723,000)    $    735,000    $   (198,000)

Net income (loss) from discontinued operations for
pipe and fittings segment ..........................    (1,300,000)         365,000      (3,837,000)
                                                      ------------     ------------    ------------
Net income (loss) from discontinued operations......  $(42,023,000)    $ 1,100,000     $ (4,035,000)


         Interest has been charged to discontinued operations based on net assets of the products for fund raising programs segment. Interest expense allocated to discontinued operations for 1995 and 1994 was $1,613,000 and $1,046,000, respectively. Income tax (benefit) has been charged (credited) to discontinued operations based on the income tax (benefit) resulting from inclusion of the discontinued segment in the Company's consolidated federal income tax return.

         Discontinued operations for the products for fund raising programs segment in the fourth quarter of 1996 includes a goodwill impairment charge of $37,316,000 related to the 1994 acquisition of IFS by Tyler Corporation. The continued decline in the financial results in the second half of 1996 and a related strategic and operational review resulted in an evaluation of goodwill and other intangibles for possible impairment. The underlying factors contributing to the decline in financial results included changes in the marketplace and increased competition. The Company calculated the present value of expected cash flows to estimate the fair value of IFS. In addition, IFS also recorded $198,000 of restructuring and other charges in the fourth quarter of 1996, in relation to a restructuring plan to discontinue a small product line. Also in the fourth quarter, IFS recorded charges of $2,449,000 which included uncollectible accounts receivable and the write-down of excess inventory remaining after fourth-quarter sales declines.

         The income tax (benefit) differs from the amount which would be provided by applying the statutory income tax rate to income (loss) before income tax (benefit) for 1996, 1995 and 1994, due primarily to differences resulting from excess book over tax amortization and differences in book and tax bases of inventory and fixed assets.

         Included in the discontinued operation's income (loss) before income tax (benefit) are losses relating to IFS's foreign operations in 1995 and 1994 of $782,000 and $1,500,000, respectively.

         No current tax benefit was provided on the loss on disposal of the products for fund raising programs due to the character of the loss.

         As a result of this divestiture, the Company now operates in one segment.

                               Index to Exhibits



Exhibit
Number                        Exhibit
-------                       -------
 23                Consent of Ernst & Young LLP
